(h)(xxiii)(a)

AMENDMENT TO

PARTICIPATION AGREEMENT

This Amendment (the “Amendment”) dated April 30, 2013 is made by and among Putnam Variable Trust (the “Trust”), Putnam Retail Management Limited Partnership (the “Underwriter”), and The Guardian Insurance & Annuity Company, Inc. (the “Company”), and amends that certain Participation Agreement dated May 18, 2012 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Trust, Underwriter, and Company wish to update the list of Authorized Funds set forth in Schedule B of the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Trust, Underwriter, and Company hereby acknowledge and agree as follows:

l.	Schedule B of the Agreement shall be amended and restated as attached hereto.

2.	Except as expressly amended and supplemented hereby, the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers as of the date first above written.

PUTNAM VARIABLE TRUST		PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By:	/s/ Michael Higgins	By:	/s/ Mark Coneeny
Name:	Michael Higgins	Name:	Mark Coneeny
Title:	Treasurer of the Funds	Title:	Head of Relationship Management

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Douglas Dubitsky
Name:	Douglas Dubitsky
Title:	VP

AMENDED AND RESTATED

SCHEDULE B

Authorized Fund(s) and Service Fees

Authorized Funds	Service Fee
VT Equity Income Fund Class IB VT	0.25%
Absolute Return 500 Class IB VT	0.25%
Small Cap Value Fund Class IB	0.25%